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                     APRISMA MANAGEMENT TECHNOLOGIES, INC.
                              121 TECHNOLOGY DRIVE
                          DURHAM, NEW HAMPSHIRE  03824


                                     November 13, 2001


VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

Attention: Edward M. Kelly, Esq.

     Re: Aprisma Management Technologies, Inc. Registration Statement on Form 10 (File No. 0-33161)

Ladies and Gentlemen:

     Aprisma Management Technologies, Inc. (the "Company") filed the above-referenced registration statement with the Commission on September 17, 2001. The Company hereby withdraws the above-referenced registration statement.


                              Best regards,

                              /s/ Michael A. Skubisz
                              ----------------------
                              Michael A. Skubisz
                              President and Chief Executive Officer


cc:  David Reibel
     David Fine
     Christopher Comeau
     Rajib Chanda